Exhibit 3.i.4

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
E-DEBIT GLOBAL CORPORAT1ON

E-DEBIT GLOBAL CORPORATION, a Colorado corporation, having hereinafter referred to as the “Corporation”) hereby certifies that:

FIRST:       The Corporation desires to amend its Articles of Incorporation in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect as hereinafter provided.

SECOND:   The provisions set forth in these Articles of Amendment to the Articles of Incorporation amend and supersede the original provisions of the Articles of Incorporation as amended.

THIRD:       The Articles of Incorporation of the Corporation are hereby amended by striking in their entirety Article II, inclusive, and by substituting in lieu thereof the following:

“ARTICLE II.       AUTHORIZED CAPITAL

Section 1.                      Authorized Capital.  The total number of shares of all classes which the Corporation shall have authority to issue shall be amended to 10,200,000,000 of which 10,000,000,000 shall be Common Shares, no par value and 200,000,000 shall be Preferred Shares, no par value.

Section 2.                      Preferred Shares.  The designations, preferences, limitations and relative rights of the Preferred Shares are:

 (a) Any dividends declared by the Board of Directors, in the form of stock, cash or otherwise, shall be distributed to the Corporation’s shareholders as follows: (a) seventy-five percent (75%) of such dividend shall be distributed to the holders of the Preferred Shares on a pro rata basis; and (b) the remaining twenty-five (25%) shall be distributed to the holders of the Preferred Shares and the Common Shares, on a pro rata basis, with one share of Preferred Stock and one share of Common Stock being treated equally.

(b) In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets, the remaining cash to be distributed to the shareholders shall be distributed on the same basis as described in paragraph (a) above.

(c) The issued Preferred Shares shall be eligible to vote at all shareholder meetings with the same ranking and affect as the Common Shares of the company, but the holders of the Preferred Shares grant an irrevocable proxy to the Corporation’s  Board of Directors to vote the Preferred Shares at any duly called Shareholder meeting, and the Board of Directors will determine the amount of proceeds to be distributed from the sale of any of the Company's assets and will determine whether any dividend will be issued by the Corporation.  The Board of Directors will determine the date that such dividend will be paid.

(d) Unissued Shares of Preferred Stock may be divided into such additional series as may be established, from time to time, by the Board of Directors.  The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series.  The Board of Directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares that series.

    Section 3.                      Common Shares.

A.           The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors.

FOURTH:     The amendment was unanimously authorized by the Board of Directors of the Corporation on the 6th. day of July 2012.

FIFTH:          The amendment was adopted by a majority of the shareholders of the Corporation the Annual Meeting of the Shareholders of the Corporation held on September 12, 2012 and the number of votes cast approving the amendment was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the undersigned, the President, has executed these Articles of Amendment to the Articles of Incorporation effective this 17th day of September 2012,

/s/ Douglas MacDonald
Douglas MacDonald, President